UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 of 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 7, 2005
Ameritrade Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-49992	82-0543156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4211 South 102nd Street, Omaha, Nebraska		68127
(Address of principal executive offices)		(Zip Code)
(402) 331-7856
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Standard; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Standard; Election of Directors; Appointment of Principal
                     Officers.
On September 7, 2005, the board of directors (the “Board”) of Ameritrade Holding Corporation (the “Registrant”) approved the appointment of Michael J. Bingle as a member of the Board. Mr. Bingle, age 33, is a Managing Director of Silver Lake Partners, a private equity firm. He joined Silver Lake Partners in January 2000. From 1996 to 2000, Mr. Bingle was a principal with Apollo Management, L.P., a private investment partnership. From 1994 to 1996, Mr. Bingle was an investment banker with Goldman, Sachs & Co., an investment banking firm. Mr. Bingle is a member of the board of directors of Gartner, Inc. Mr. Bingle holds a B.S.E. in Biomedical Engineering from Duke University. The Board also appointed Mr. Bingle to the audit committee. The Board determined that Mr. Bingle qualified as an “independent director” under the rules of The Nasdaq Stock Market and that he satisfied the other requirements for audit committee membership under the Nasdaq rules.
Mr. Bingle was designated as a Board member in accordance with the Stockholders Agreement that the Ricketts holders (J. Joe Ricketts, the Registrant’s Chairman and Founder, certain members of his family and trusts established for their benefit), the Datek holders (investment funds affiliated with Silver Lake Partners and TA Associates) and the Registrant entered into in connection with the September 2002 Datek merger. Under the terms of the Stockholders Agreement, Glenn H. Hutchins, as the remaining Board member designated by the Datek holders, had the right to designate a director to replace C. Kevin Landry, who resigned on August 31, 2005. Mr. Hutchins, a Managing Director of Silver Lake Partners, designated Mr. Bingle.
In November 2003, the Registrant purchased 7.5 million shares of its common stock from certain stockholders (and certain donees of those shares) including entities affiliated with Silver Lake Partners concurrent with a secondary offering by those stockholders of approximately 43.1 million shares of common stock held by them. The Registrant acquired the 7.5 million shares from the selling stockholders at the net public offering price of $12.159 per share. Entities affiliated with Silver Lake Partners sold 2,208,875 shares and were paid $26,857,711. The secondary offering was conducted pursuant to the terms of a registration rights agreement dated July 26, 2002 entered into among the Registrant and the selling stockholders, among others, in connection with the Datek merger. In accordance with the terms of the registration rights agreement, the Registrant paid various expenses of the offering totaling approximately $600,000.
On September 12, 2005, the Registrant notified The Nasdaq Stock Market that as a result of the appointment of Mr. Bingle to the Board and the audit committee, the Registrant has satisfied the audit committee composition requirements under Rule 4350(d) of the Nasdaq Marketplace rules within the cure period provided by Rule 4350(d)(4). The Registrant on September 1, 2005, had notified The Nasdaq Stock Market that as a result of the resignation of C. Kevin Landry from the Board and audit committee, the audit committee no longer satisfied the requirement under Rule 4350(d) of the Nasdaq Marketplace rules that the audit committee have at least three members.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERITRADE HOLDING CORPORATION
Date: September 12, 2005	/S/ John R. MacDonald
John R. MacDonald
Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer